AMENDMENT NO. 1 TO
FIFTH AMENDED AND RESTATED BYLAWS
OF
PREFERRED APARTMENT COMMUNITIES, INC.

On February 16, 2022, the Board of Directors of Preferred Apartment Communities, Inc., a Maryland corporation (the “Corporation”), unanimously approved and adopted the following amendment to the Corporation’s Fifth Amended and Restated Bylaws to be effective immediately:

1.The bylaws are hereby amended to add the following as Section 7.07 of Article 7 (and the provision currently set forth as Section 7.07 is hereby updated to Section 7.08):

“Section 7.07.  Exclusive Forum for Certain Litigation.

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, (b) any derivative action or proceeding brought on behalf of the Corporation, (c) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, (d) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or these bylaws, or (e) any other action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine. Unless the Corporation consents in writing, none of the foregoing actions, claims or proceedings shall be brought in any court sitting outside the State of Maryland.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.”